Exhibit 10.29
                        AMENDMENT TO EMPLOYMENT AGREEMENT


     AGREEMENT made as of the 1st day of January 1998, by and between MALCOLM BECKER, (hereinafter referred to as the "Employee"), residing at 82 Coleridge Street, Brooklyn, New York 11235, and BREAKING WAVES, INC. (hereinafter referred to as the "Company"), a New York corporation with principal offices located at 112 West 34th Street, New York, New York 10120.

                              W I T N E S S E T H :

     WHEREAS, the Company and Employee entered into an Employment Agreement dated November 27, 1996;

     WHEREAS, Employee desires to curtail the amount of normal business time he shall devote to the business of the Company;

     WHEREAS, the Company is amenable to the reduction of time Employee shall devote to the business of the Company and desires to reduce the salary and stock issuances to Employee to conform to such reduction; and

     WHEREAS, the Company and the Employee consequently desire to amend such Employment Agreement to reflect the foregoing;

     NOW THEREFORE, in consideration of the mutual promises made by the Company and Employee, and the terms and conditions hereafter set forth, the receipt and adequacy of such consideration being mutually acknowledged, the Company and Employee hereby agree to the following:

     1. Article III, Paragraph (A) of the Employment Agreement is hereby amended to revise Employee's salary and shall read as follows:

     Commencing January 1, 1998, the Company shall pay to Employee a salary at the rate of $60,000 per annum until November 27, 1999 (payable in equal weekly installments or pursuant to such regular pay periods adopted by the Company) (the "Base Salary").

     2. Article IX of the Employment Agreement is hereby amended to revise the value of stock issued to Employee and shall read as follows:

     On November 27, 1998, the Employee shall receive such numbers of shares of the Parent's common stock as equals a Market Value (as hereinafter defined) of $13,636 on the date of issuance, subject to a vesting schedule. The vesting schedule shall be as follows; 1/2 of the shares shall vest six months from issuance with the balance vesting on the following anniversary. The shares shall vest pursuant to a restricted share agreement as annexed hereto as Appendix A. "Market Value" shall mean (i) $5.00 per share with respect to the shares to be issued as of the date hereof and (ii) the average of the closing bid and asked prices for a share of Parent's common stock for a period of 30 days ending five days prior to the date of issuance, as officially reported by the principal securities exchange on which the common stock is quoted or admitted to trading or by the Nasdaq National or SmallCap Stock Market, or, if the Common Stock is not listed or admitted to trading on any securities exchange or quoted by Nasdaq, the average closing bid price as listed on the OTC Bulletin Board, as determined in good faith by resolution of the Board of Directors of the Parent, based on the best information available to it.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.
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
         BREAKING WAVES, INC.                                                   EMPLOYEE


By:        /s/ Harold Rashbaum                                                  /s/ Malcolm Becker
         Harold Rashbaum                                                        Malcolm Becker
         President
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